Exhibit 14.2

Code of Ethics
and Integrity

Table of Contents

INTRODUCTION	3
Who does this Code apply to?	4
How to use this Code	5
Compliance with the Code	6
Non-Retaliation Principle	7
Where can I find answers to my questions?	7
I. OUR INTEGRITY	8
1.1 Our Vision	8
1.2 Our Values	9
1.3 Our Principles	9
II. OUR PEOPLE	11
2.1 The Most Important Value of Codere Online Group	11
2.1.1 Principle of Non-Discrimination and Equal Opportunities	11
2.1.2 Work-Life Balance	12
2.1.3 Personal Data and the Right to Privacy	12
2.1.4 Occupational Safety and Health	12
2.1.5 Selection and Evaluation	13
2.1.6 Training Policites	13
2.1.7. Gifts and Presents	13
2.1.8. Conflicts of Interest	14
2.1.9. Resources and Means for Carrying Out the Professional Activity	14
2.1.10 Proprietary and Confidential Information	15
2.1.11 Inside Information	15
2.1.12 External Activities	16
III. OUR BUSINESS PRACTICES	17
3. Relationships with Third Parties	17
3.1 Customers	17
3.1.1 Quality of Services and Products	17
3.1.2 Data Protection	17

3.2 Suppliers and Providers	17
3.2.1 Selection Policy	17
3.2.2 Confidentiality of Information	17
3.3 Customer Relations	18
3.4 Partner Relations	18
3.5 Society	18
3.5.1 Authorities, Regulatory Bodies and Administrations	18
3.5.2 Truthful, Adequate and Useful Information	18
3.5.3 Money Laundering	19
3.5.4 Crime Prevention	20
3.5.5 Antitrust and Securities Market Regulation	20
3.6 Shareholders	20
IV. WHISTLEBLOWING PLATFORM	21
4.1 Guarantees of the Code of Ethics and Integrity and the Whistleblowing Platform	21
V. MONITORING AND UPDATING THE CODE	23

Introduction

At the Codere Online Group we know that, in order to fulfil our mission by providing an excellent service and in accordance with the principles of good governance and corporate social responsibility, we must put into practice, in each of the situations we face, the values and principles of our company, reinforcing business ethics, honesty and transparency in all areas of action.

The Codere Online Group comprises Codere Online Luxembourg, S.A. (“Codere Online”) and all subsidiaries over which it has or may have direct or indirect control.

Codere Online reaffirms its commitment to carrying out its business in accordance with the legislation in force and with the ethical standards and values on which our company’s business is based, in each of the countries in which it operates.

The Code of Ethics and Integrity (the “Code”) guides our daily business and is the foundation of our policies and procedures. It has the approval of the Board of Directors of Codere Online and must be accepted and respected by all the professionals of the Codere Online Group, as well as third parties who wish to do business with us.

The principles and provisions contained in this Code should not be taken as an exhaustive list of expected behavioural patterns, but should be understood as general guidance on ethics and compliance. Therefore, you are encouraged to use the channels of consultation provided in this document for any questions or concerns you may have.

Who does this Code apply to?

Our Code is applicable and mandatory for all professionals of the Codere Online Group (directors, officers (including Codere Online’s chief executive officer or managing director, chief financial officer, chief accounting officer or controller, or persons performing similar functions), managers and collaborators in general), regardless of their hierarchical level and their geographical or functional location, as well as for all those who wish to start a working or business relationship with the company.

Professionals who join or become part of the Codere Online Group in the future will accept the full content of the Code and any associated policies and procedures, which will be attached to the employment contracts and published on the company’s intranet and website (www.codereonline.com) for consultation.

The Code -and any potential amendments- will be communicated and disseminated among the professionals of the Codere Online Group and will be disclosed externally to business partners, suppliers and other third parties related to the Group, as deemed appropriate.

How to use this Code

This Code aims to (i) define the responsibilities in the performance of our roles, as well as the ethical guidelines in our relationships with third parties; (ii) establish rules that constitute ethical guidelines for our actions, (iii) provide the mechanisms for promptly notifying any non-compliance with its provisions, and (iv) promote accountability for adherence to the Code.

In certain cases, there may be varied and unknown circumstances, where we are not clear about the conduct or behaviour expected by the company. In those cases, our Code is the main reference for the applicable values, ethical and compliance standards when we act on behalf of the Codere Online Group.

Even though it is very difficult to anticipate all the situations we may face in the performance of our duties, in such cases and to facilitate decision-making, you can ask yourself the following questions:

Making the right decision
Is it in line with the principles and standards set out in our Code?	Is this behaviour/situation justified?
Is this conduct/situation legal?	Will I feel comfortable if this conduct/situation becomes public?
How can this conduct/situation affect the Codere Online Group/Codere Online?	How would this conduct/situation be perceived by my colleagues and/or family?

If the answer to any of these questions is no, or you are still in doubt, please use the ethics and compliance communication channels set out in the Code.

If you have a concern about a questionable accounting or auditing matter and wish to submit the concern confidentially or anonymously, please promptly contact the Audit Committee.

If you have any questions or concerns about the scope of this Code, please contact:
Your immediate	Your local Compliance	Codere Online’s
superior	Department	Corporate Legal
and Compliance
Department

Compliance with the Code

Compliance with the Code does not preclude strict compliance with the corresponding internal rules and regulations of the various entities that make up the Codere Online Group, as well as any laws, rules and regulations that may be applicable in accordance with the corresponding local legislation and regulations.

• Anyone working on behalf of the Codere Online Group must:

Do the right thing

Always act appropriately to achieve the company’s business and profit targets, taking into consideration the consequences of your actions as an employee, officer, director or other professional of the company.

Comply with the law We understand that the legislation in the countries where the company operates may vary, but it must always be complied with.

Ensure that you understand and apply the Code, its related policies and procedures

If you suspect any non-compliance with the Code and its related policies and procedures report promptly.

Report promptly

Non-Retaliation Principle

The Codere Online Group promotes a work environment where all its members feel protected and free to report any suspicions and/or certainties of breaches of laws, rules, regulations, the Code and/or its applicable policies or procedures.

Codere Online has implemented internal procedures to facilitate and guarantee the protection of whistleblowing in good faith by the employees, officers, directors and other professionals of the Codere Online Group.

What is meant by retaliation?

Retaliation refers to any act or conduct that may have a negative impact on a person, in response to good-faith whistleblowing regarding the violation of applicable laws, rules and regulations, the Code, and related policies and procedures.

Some examples, which are not exclusive, may be given: • Workplace harassment • Dismissal • Salary reduction • Deterioration of working conditions	Any professional who retaliates against another member of our organisation in violation of this Code will be subject to disciplinary action.

I. OUR INTEGRITY

1.1. Our Vision

The Codere Online Group’s vision refers to the pillars of being:

Leading the industry	Being a reference and creating a trend	Throwing light on our sector, dignifying it

Generating growth opportunities		Exceeding the expectations of our shareholders and investors

Developing our people and local communities where the Codere Online Group operates		Maintaining appropriate and transparent relations with public authorities

Promoting sustainability

1.2. Our Values

The Codere Online Group is grounded on the following values, which represent firm commitments of the company:

1.3. Our Principles

Members of our organisation must apply the following principles to their professional conduct when acting on behalf of the company:

Compliance with the law	Commitment to human and labour rights	Demonstrating professional conduct with integrity

Safe and Responsible Gambling

The Codere Online Group is committed to providing a fair and safe gaming experience, which protects players against the possible adverse effects of the activity, acting for the prevention, awareness, detection and management of risk behaviour, in a coordinated action with organisations and governments to promote legislation that ensures the greatest guarantees for the user.

Codere Online is committed to strict compliance with the applicable laws, rules and regulations in the countries where we operate, not only in terms of responsible gambling, but also in the fight against potential fraud, thus guaranteeing safe gambling and promoting at all times the transparency, objectivity and integrity of our activities.

Additionally, as a fundamental aspect of safe and responsible gaming, and in compliance with current legislation, the Codere Online Group expresses its constant commitment to applying those controls that prevent access to gaming by vulnerable groups, especially minors.

Human Rights

The Codere Online Group expresses its commitment and involvement with the human and labour rights recognised in:

•  National and international legislation

•  The principles on which the United Nations Global Compact is based

•  The United Nations Norms on the Responsibilities of Transnational Corporations and Other Business Enterprises with regard to Human Rights

•  The OECD Guidelines for Multinational Enterprises

•  The Tripartite Declaration of Principles concerning Multinational Enterprise

•  The Social Policy of the International Labour Organisation (ILO), as well as documents or texts that may replace or complement the above

Codere Online is highly committed to the prohibition of child labour and modern slavery in any of its forms, as well as to strict compliance with Conventions issued by the International Labour Organization (ILO), and local labour laws, rules and regulations.

In accordance with the previous paragraph, the Codere Online Group expresses its total rejection of child labour and modern slavery in its supply chain and in all the countries where it operates.

II. OUR PEOPLE

2.1. The Most Important Value of Codere Online Group

The Codere Online Group recognizes its professionals as its most valuable asset.

Therefore, we are focused on promoting and guaranteeing the following principles, related to a positive and respectful work environment for all members of our organization:

2.1.1 Principle of Non-discrimination and Equal Opportunities

The Codere Online Group promotes non-discrimination among its professionals, as well as equal opportunities among them.

In particular, the Codere Online Group will promote equal treatment of men and women as regards:

Access to employment	Training	Promotion of professionals	Working conditions	Supply of goods and services

We must not discriminate, harass or intimidate members of our group because of:

Sex Marital status	Family situation Sexual orientation	Age Political opinions	Religious beliefs Ethnic, social or cultural origin

The Codere Online Group rejects any manifestation of violence, harassment, abuse of authority in the workplace and any other conduct that creates an intimidating or offensive environment for the personal rights of its professionals.

In this regard, the Codere Online Group will promote specific measures to prevent sexual harassment and harassment on the basis of sex.

2.1.2. Work-Life Balance

The Codere Online Group respects the personal and family life of its professionals and will promote work-life balance policies that facilitate the best balance between these and their work responsibilities.

2.1.3. Personal Data and the Right to Privacy

The Codere Online Group respects the right to privacy of its professionals, in all its manifestations, especially with regard to personal, medical and economic data.

Likewise, the company respects the personal communications of its professionals through technological tools and other means of communication. Therefore, the Codere Online Group will establish the appropriate internal controls to guarantee that no illicit activities are carried out or that could put the company’s security at risk, through the electronic means with which it provides its professionals for the exclusive development of their professional functions, in accordance with the framework in force set out by the data protection regulations and in accordance with the policies on the use of tools and/or any other that may be in force for this purpose.

The Codere Online Group undertakes not to disseminate personal data of its professionals except with the consent of the interested parties and except in cases of legal obligation or compliance with judicial or administrative decisions. Under no circumstances may the personal data of the professionals be processed for purposes other than those legally or contractually envisaged.

The professionals of the Codere Online Group who, due to their activity, have access to the personal data of other professionals of the Group, suppliers or clients, must comply with the same obligations of confidentiality, in relation to the referred data, and this obligation is applicable with the reception and acceptance of this Code.

2.1.4. Occupational Safety and Health

The Codere Online Group will promote a policy of safety and health at work and will take the corresponding preventive measures.

Codere Online Group’s professionals will observe with special attention the rules related to health and safety in the workplace, with the aim of preventing and minimising occupational risks.

The Codere Online Group will promote the application, by contractors and third parties with whom it operates, of its rules and policies on health and safety in the workplace.

2.1.5. Selection and Evaluation

The Codere Online Group will maintain the most rigorous and objective selection policy, paying exclusive attention to the academic, personal and professional merits of the candidates and to the needs of the Group. Codere Online will evaluate its professionals rigorously and objectively, taking into account their professional performance.

The professionals of the Codere Online Group will participate in the definition of its objectives and will be informed of the evaluations that may take place.

If you have suspicion or knowledge of a breach of any of the principles described above, you can report it using the following options:

Contact your immediate superior	Contact the Codere Online’s Corporate Legal and Compliance Department	Report it using the company’s whistleblowing platform	Contact your local Compliance Department

  2.1.6. Training Policies

The Codere Online Group will promote the training of its employees. Training programmes will foster equal opportunities and career development and will contribute to the achievement of the Group’s objectives.

The professionals of the Codere Online Group undertake to constantly update their technical and managerial knowledge, and to taking advantage of the Group’s training programmes.

2.1.7. Gifts and Presents

The professionals of the Codere Online Group may not give or accept gifts or presents in the course of their professional activity. Exceptionally, the delivery and acceptance of gifts and presents will be permitted if the following three requirements are met, without prejudice to any specifications that may be included in the corresponding policies:

(a) are of negligible economic value	(b) respond to usual commercial considerations	(c) are not prohibited by law, generally accepted commercial practices or the Anti- Corruption Policy

All professionals of the Codere Online Group must comply with Codere Online’s Anti-Corruption Policy.

2.1.8. Conflicts of Interest

The Codere Online Group recognises and respects the intervention of its professionals in activities other than those they carry out for the company, as long as they are legal and do not conflict with their responsibilities.

The professionals of the Codere Online Group must avoid situations:

•  That could lead to a conflict between personal interests and those of Codere Online.

•  If they represent Codere Online and intervene or influence decision-making in any situation in which they have a (current or future) personal interest.

•  That are for the benefit of companies in the sector or those carrying out activities likely to compete with those of Codere Online.

Therefore, they must always act, in the fulfilment of their responsibilities, with loyalty and in defence of the interests of the Codere Online Group and no-one should take advantage of their position, information, relationship or activity in the Codere Online Group to attempt or manage to gain financial or intangible benefits of any kind, either directly or through an intermediary, based on their knowledge or functions and disloyal or dishonest conduct towards the Group.

The professionals of the Codere Online Group who may be affected by a conflict of interest must inform Codere Online’s Compliance Committee, or the person assigned with such responsibility by the Compliance Committee, before making any decision.

2.1.9. Resources and Means for Carrying out the Professional Activity

The Codere Online Group undertakes to make available to its professionals the resources and means necessary and appropriate so they can carry out their professional activity.

The professionals of the Codere Online Group are committed to making responsible use of the resources and means placed at their disposal, carrying out with them only professional activities in the interest of the Codere Online Group. Likewise, they must avoid any practices that diminish the creation of value for the shareholders.

The Codere Online Group is the owner of the property and the rights of use and exploitation of the programs, computer systems, equipment, works and rights created, developed, perfected or used by its professionals, within the framework of their work activity for the Codere Online Group.

The professionals will respect the principle of confidentiality regarding the characteristics of the rights, licenses, programs, systems and technological knowledge, in general, whose ownership or rights of exploitation or use correspond to the Codere Online Group, which may not be disclosed to third parties except in cases where expressly authorised.

2.1.10. Proprietary and Confidential Information

Non-public information which is the property of or entrusted to the Codere Online Group will, in general, be considered as reserved and confidential information, and the content of this information may not be provided to third parties, unless expressly authorised by the Codere Online Group.

It is the responsibility of the Codere Online Group and all its professionals to provide sufficient security means and to apply the established procedures to protect reserved and confidential information registered on a physical or electronic support.

The professionals of the Codere Online Group will keep the content of their work confidential in their relations with third parties.

Disclosing proprietary and confidential information and using proprietary and confidential information for private purposes is against this Code.

Any reasonable indication of leakage of confidential and proprietary information, and of particular use thereof, shall be reported by those who are aware of it to their immediate superior.

In the event of the termination of the labour relationship, the proprietary and confidential information will be returned by the professional to the Codere Online Group and the professional’s duty of confidentiality shall remain in any case.

2.1.11. Inside information

Inside information is any specific information about the Codere Online Group that is not public and that, if it were to be or has been made public, could influence the price of the shares or other marketable securities of the Codere Online Group or any Codere Group company under the terms established by the Insider Trading and Fair Disclosure Policy approved by the Board of Directors of Codere Online.

Conduct prohibited when accessing inside information

× Prepare or carry out any type of operation on the shares or other negotiable securities of the Codere Online Group to which the information refers or any Codere Group company.	× Communicate such information to third parties, except in the normal course of your work.	× Recommending to a third party that it buy or sell marketable securities or financial instruments or cause another to buy or sell them on the basis of such inside information.

The prohibitions set out in the previous section apply to:

(a) Any professional who has inside information when that professional knows or should have known that it is inside information	(b) Any information about other listed companies that could be considered as insider information	(c) Any information to which the professional has had access in the course of their work or position in the Codere Online Group

All professionals of the Codere Online Group must comply with Codere Online’s Insider Trading and Fair Disclosure Policy.

2.1.12. External activities

The professionals will dedicate to the Codere Online Group all the professional capacity and personal effort necessary for the exercise of their functions.

The provision of labour or professional services, either self-employed or employed, for other companies or entities other than the Codere Online Group, as well as the carrying out of non-occasional academic activities, must be previously communicated in writing to the Codere Online’s Corporate Personnel Department.

The Codere Online Group respects the performance of social and public activities by its professionals.

The involvement, membership or collaboration of professionals with political parties or other types of entities, institutions or associations with public purposes will be carried out in such a way that their private nature is clear, thus avoiding any relationship with the Group.

III. OUR BUSINESS PRACTICES

3. Relationships with Third Parties

The Codere Online Group promotes the best business practices in all the relationships it has with third parties, whether they are customers, suppliers, providers, partners, competitors, authorities, shareholders and/or local communities.

3.1. Customers

3.1.1. Quality of Services and Products

The Codere Online Group is committed to offering quality services and products in accordance with the requirements and quality standards established by law.

The Codere Online Group will also compete in the market and develop marketing and sales activities based on the superior quality of the products and services that the Codere Online Group has to offer

3.1.2. Data Protection

The Codere Online Group believes that one of the main elements on which the trust of its clients is based is the appropriate handling of their information and the effective limitation of its use in accordance with the applicable legal provisions.

3.2. Suppliers and Providers

3.2.1 Selection Policy

The Codere Online Group will adapt the selection processes for suppliers and providers to objectivity and impartiality criteria, and will avoid any conflict of interest in the selection of the same. To this end, the policies applicable in each of the business units will be established for the selection or approval process for suppliers and providers.

3.2.2 Confidentiality of Information

The referred policies and procedures must guarantee that the prices and information presented by the suppliers and providers will be confidentially treated and will not be disclosed to third parties except with the consent of the interested parties and except in cases of legal obligation or compliance with judicial or administrative resolutions.

The information provided by the professionals of the Codere Online Group to the suppliers and providers will be true and not projected with the intention of misleading.

3.3 Customer Relations

Professionals will avoid any kind of interference or influence from third parties that could alter their professional impartiality and objectivity regarding the economic conditions of transactions with clients.

Professionals may not receive any kind of remuneration from clients or, in general, accept any kind of external remuneration for services derived from the professional’s own activity within the Codere Online Group, nor may they share information inherent to the competitive procedures in progress or any offers that may have been made.

3.4 Partner Relations

The Codere Online Group will establish with its partners in common business, a collaborative relationship based on trust, transparency in information and the sharing of knowledge, experience and skills; to achieve objectives and mutual benefit. Its professionals must be committed to this, and will apply the same ethical principles of respect, an enabling environment and teamwork as if they were internal professionals.

Codere Online will promote, among its partners, knowledge of this Code in order to better apply the principles contained herein.

3.5 Society

3.5.1. Authorities, Regulatory Bodies and Administrations

Relations with authorities, regulatory bodies and administrations will be approached on the basis of the principle of cooperation and transparency.

Except in cases expressly regulated or authorised, in accordance with Codere Online’s anti-corruption policies (including the Anti-Corruption Policy), professionals will refrain from making contributions to political parties, authorities, bodies, public administrations and institutions in general at the Codere Online Group’s expense.

3.5.2. Truthful, Adequate and Useful Information

The Codere Online Group’s policy is to provide truthful, appropriate, useful and consistent information on its policies and actions. Transparency in information is a basic principle that must govern the actions of Codere Online Group’s professionals. The Codere Online Group’s policy is to provide full, fair, accurate, timely, and understandable disclosure in the reports and documents that it files with, or submits to, the U.S. Securities and Exchange Commission and in other public communications.

The Codere Online Group’s policy is to provide complete, precise and truthful economic and financial information of the Codere Online Group, which faithfully reflects its economic, financial and patrimonial reality, in accordance with generally accepted accounting principles and applicable international financial reporting standards.

The lack of honesty in the communication of information, both within the Codere Online Group and outside it, contravenes this Code, without prejudice to any additional provisions which may be imposed by law or by a specific procedure in the matter in question.

3.5.3 Money Laundering

The Codere Online Group has internal procedures and rules with the aim of preventing and impeding the use of its activity by criminal organisations for money laundering in accordance with the international standards of the countries in which the Codere Online Group operates.

The Codere Online Group fully cooperates with the authorities responsible for combating money laundering or the financing of any illegal activity, providing any information that may be requested in accordance with legal and regulatory provisions, as well as informing those authorities, on its own initiative and to the extent required by law, of any facts which might constitute an indication of such conduct.

All Codere Online Group employees must be aware of the internal rules applicable to the prevention of money laundering, which will be disseminated to them by the Codere Online’s Legal and Compliance Department.

Additionally, senior management professionals and those with direct contact with clients or third parties in areas where there may be a risk of money laundering will be given training.

3.5.4 Crime Prevention

The Codere Online Group expresses its firm commitment to working intensely to prevent the commission of any irregular conduct, with strict compliance with the law on the part of its professionals. To this end, it seeks to implement and develop the corresponding policies and controls, in order to avoid any conduct of this nature.

In particular, and in view of the scourge and impact that the crime of corruption generates in societies, the relevant measures are provided for the non-implementation of practices that may be considered corrupt in the development of their relations with customers, suppliers, providers, competitors, authorities, etc.

No funds or assets of the Codere Online Group may be used to pay, lend or bribe, or make any other illegal payment in order to influence or compromise the recipient’s actions. The Codere Online Group opposes any act of corruption or bribery, whether by public officials or private individuals, and does not tolerate practices whose purpose is to do business through improper means. All professionals of the Codere Online Group must comply with Codere Online’s Anti-Corruption Policy.

3.5.5 Antitrust and Securities Market Regulation

The professionals of the Codere Online Group will have to respect particularly the applicable legal system in each case in terms of defence of competition and organisation of the securities markets.

In particular, they will refrain from entering into any agreements with competitors, suppliers or customers, who have the intention or the effect of restricting free competition in any of the markets in which the Codere Online Group is present.

They will also refrain from any action that could constitute an abuse of a dominant position in the market and from any unfair behaviour, by acting in the markets in good faith.

3.6 Shareholders

The Codere Online Group expresses its intention to continuously create value for its shareholders and will permanently make available to them those channels of communication and consultation that allow them to have adequate, useful and complete information on the evolution of the Group.

IV. WHISTLEBLOWING PLATFORM

The Codere Online Group has a whistleblowing platform which allows and guarantees the confidentiality of communications, even anonymous ones, regarding the commission of irregularities or acts contrary to the law or the rules of action of this Code.

In the absence of any specific procedure or formation of an internal body that could be established by the Board of Directors of Codere Online Luxembourg, S.A., the Codere Online’s Corporate Legal and Compliance Department is the competent body to administer and regulate the procedures corresponding to this platform, both in the reception and in the processing of the corresponding whistleblowing.

The existence, guarantees and forms of contact of this platform in all the territorial areas in which the Codere Online Group operates, will be communicated to the professionals, partners, clients and suppliers.

The confidentiality of whistle-blowers shall not preclude strict respect for the rights of the defence in disciplinary or other proceedings which may be instituted, in accordance with the procedure to be defined for that purpose.

4.1. Guarantees of the Code of Ethics and Integrity and the Whistleblowing Platform

The Codere Online Group will develop the necessary measures for the effective implementation of the Code.

No person, regardless of his or her level or position, is authorised to request that a professional commit an illegal act or contravene the provisions of the Code. In turn, no professional may justify improper, illegal or contravening conduct with regard to the Code on the basis of an order from a superior.

If there are reasonable indications that an irregularity has been committed or an act against the legality or the rules of action of the Code, Codere Online’s Corporate Legal and Compliance Department must be informed through the email address: ethicalchannel.online@codere.com.

E-mail ethicalchannel.online@codere.com

A person who reports a potential breach of a legal rule, or the provisions of the Code, may do so by identifying themselves or, if they deem it more convenient, anonymously. The Codere Online Group will not adopt any form of direct or indirect retaliation against professionals who have truthfully reported an anomalous action.

Without prejudice to the policy or procedure that may be established for this purpose, the Codere Online Group’s policy is that it will not tolerate any form of retaliation against any person who, in good faith, reports any potential non-compliance with the Code and/or the legal rules in force and/or the procedures or regulations issued in this regard.

The Code will be strictly enforced and violations will be dealt with immediately. When it is determined that a professional of the Codere Online Group has carried out activities which contravene the provisions of any law, rule or regulation or the Code, the disciplinary measures which are applicable will be applied in accordance with the provisions of the applicable labour legislation, without prejudice to any internal procedure or policy of sanctions which could be approved in the Codere Online Group. Violations of the Code that involve illegal behaviour will be reported to the appropriate authorities.

V. MONITORING AND UPDATING THE CODE

The monitoring, updating or proposed improvement of this Code will be the responsibility of Codere Online’s Corporate Legal and Compliance Department, without prejudice to the participation of other interdisciplinary bodies within the structure of the Codere Online Group, as decided or approved.

This Code was approved at the Codere Online Board of Directors at a meeting held on November 26, 2021 and came into force immediately upon its approval.